UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 8, 2015
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SABRE CORPORATION
(Exact name of registrant as specified in its charter)
 _____________________

Delaware	001-36422	20-8647322
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3150 Sabre Drive Southlake, TX	76092
(Address of principal executive offices)	(Zip Code)
(682) 605-1000
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)    On September 9, 2015, Sabre Corporation (“Sabre”) announced that Greg Webb, who has served as Executive Vice President, Sabre and President, Travel Network, has been appointed on September 8, 2015 to the executive officer position of Vice Chairman of Sabre. Also on September 9, 2015, Sabre announced that Sean Menke has been appointed Executive Vice President, Sabre and President, Travel Network, effective October 5, 2015.
A copy of the news release announcing these items is attached as Exhibit 99.1.
(e)    In connection with the appointment of Mr. Webb as Vice Chairman, on September 8, 2015, Sabre and Mr. Webb entered into an amendment (the “Amendment”) to Mr. Webb’s letter agreement dated as of February 2, 2011 (the “Agreement”). The Amendment has an effective date of October 5, 2015, provides for the change in Mr. Webb’s duties and provides that the Agreement will expire on the first anniversary of the effective date, subject to monthly extension by mutual agreement of the parties. Under the Amendment, Mr. Webb will be entitled to receive his annual incentive bonus granted to him in February 2015 in accordance with its terms and conditions, and he will not be eligible to receive any additional equity grants unless the Compensation Committee determines otherwise. The Amendment provides that the expiration of the Agreement will be deemed to be a termination of Mr. Webb’s employment without Cause (as defined in the Agreement), and that beginning on August 5, 2016, Mr. Webb will have the right to terminate the Agreement for any reason, with such termination deemed to be a termination by Mr. Webb for Good Reason (as defined in the Agreement).
The description of the Amendment is qualified in its entirety by reference to the copy of the Amendment filed as Exhibit 10.1 to this report, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1	Amendment to Letter Agreement by and between Sabre Corporation and Greg Webb, dated September 8, 2015.
99.1	Press Release dated September 9, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sabre Corporation

Dated: September 9, 2015	By:	/s/ Rachel Gonzalez
	Name:	Rachel Gonzalez
	Title:	General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment to Letter Agreement by and between Sabre Corporation and Greg Webb, dated September 8, 2015.
99.1	Press Release dated September 9, 2015.